Exhibit 5.1

May 5, 2014

Cepheid

904 Caribbean Drive

Sunnyvale, CA 94089

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Cepheid, a California corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about May 5, 2014 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,991,666 additional shares of the Company’s common stock, no par value per share (the “Stock”), 3,300,000 of which are reserved for issuance by the Company pursuant to its 2006 Equity Incentive Plan, as amended (the “EIP”), 500,000 of which are reserved for issuance by the Company pursuant to its 2012 Employee Stock Purchase Plan (the “ESPP”), 100,000 of which are reserved for issuance upon the exercise of a stock option granted pursuant to a Non-Plan Stock Option Agreement between the Company and James Post (the “Post Option Agreement”), 8,333 of which are reserved for issuance upon the settlement of restricted stock units pursuant to a Non-Plan Award Agreement (Restricted Stock Units) between the Company and Mr. Post (the “Post RSU Agreement”), 75,000 of which are reserved for issuance upon the exercise of a stock option granted pursuant to a Non-Plan Stock Option Agreement between the Company and Warren Kocmond (the “Kocmond Option Agreement”) and 8,333 of which are reserved for issuance upon the settlement of restricted stock units pursuant to a Non-Plan Award Agreement (Restricted Stock Units) between the Company and Mr. Kocmond (the “Kocmond RSU Agreement”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Fifth Amended and Restated Articles of Incorporation in the form filed with the Commission on April 7, 2000 (the “Articles”), as amended by that certain Certificate of Amendment of the Fifth Amended and Restated Articles of Incorporation filed with the Secretary of State of the State of California (the “Articles Amendment”), certified by one or more of the Company’s officers as being complete and in full force and effect as of the date of this opinion;

(2)	the Company’s Certificate of Determination specifying the terms of the Series A Junior Participating Preferred Stock in the form filed with the Commission on October 4, 2002, certified by one or more of the Company’s officers as being complete and in full force and effect as of the date of this opinion;

(3)	the Company’s Amended and Restated Bylaws, as amended to date (the “Bylaws”), in the form filed with the Commission on October 31, 2011, certified by one or more of the Company’s officers as being complete and in full force and effect as of the date of this opinion;

(4)	the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

(5)	the EIP and related forms of agreement for stock options, restricted stock, stock bonuses, stock appreciation rights, restricted stock units and other awards;

(6)	the ESPP and related forms of enrollment form, subscription agreement, notice of withdrawal and notice of suspension;

(7)	the Post Option Agreement, comprised of a Non-Plan Stock Option Agreement and a Non-Plan Stock Option Exercise Agreement;

(8)	the Post RSU Agreement, comprised of a Notice of Non-Plan Restricted Stock Unit Award and a Non-Plan Award Agreement (Restricted Stock Units);

(9)	the Kocmond Option Agreement, comprised of a Non-Plan Stock Option Agreement and a Non-Plan Stock Option Exercise Agreement;

(10)	the Kocmond RSU Agreement, comprised of a Notice of Non-Plan Restricted Stock Unit Award and a Non-Plan Award Agreement (Restricted Stock Units);

(11)	the prospectuses prepared in connection with the Registration Statement (the “Prospectuses”);

(12)	the following minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”) and shareholders (the “Shareholders”) at which, or pursuant to which, the Articles and Bylaws were approved: (i) the minutes of a meeting of the Board held on March 21, 2000, at which resolutions were adopted by the Board adopting and approving the Articles, (ii) the minutes of a meeting of the Board held on February 10-11, 2014, at which resolutions were adopted by the Board adopting and approving the Articles Amendment, (iii) the minutes of a meeting of the Board held on October 24-25, 2011, at which resolutions were adopted by the Board adopting and approving the Bylaws, (iv) the action by written consent of the Shareholders, effective as of May 10, 2000, in which resolutions were adopted by the Shareholders adopting and approving the Articles, (v) the minutes of a meeting of the Shareholders held on April 22, 2014, at which resolutions were adopted by the Shareholders adopting and approving the Articles Amendment and (vi) the action by written consent of the Shareholders effective as of May 10, 2000, in which resolutions were adopted by the Shareholders originally adopting and approving the Bylaws;

(13)	the following minutes of meetings and actions by written consent of the Board and Shareholders at which, or pursuant to which, the EIP and ESPP were adopted and approved: (i) the minutes of a meeting of the Board held on February 15-16, 2006, at which resolutions were adopted by the Board originally adopting and approving the EIP and the minutes of a meeting of the Board held on February 10-11, 2014, at which resolutions were adopted by the Board amending and restating the EIP; (ii) the minutes of a meeting of the Board held on February 6, 2012, at which resolutions were adopted by the Board adopting and approving the ESPP; (iii) the minutes of a meeting of the Shareholders held on April 27, 2006, at which resolutions were adopted by the Shareholders originally adopting and approving the EIP and minutes of the meetings of the Shareholders held on April 22, 2014, at which resolutions were adopted amending and restating the EIP; (iv) the minutes of a meeting of the Shareholders held on April 24, 2012, at which resolutions were adopted by the Shareholders adopting and approving the ESPP; (v) the minutes of a meeting of the Compensation Committee of the Board (the “Compensation Committee”) held on April 4, 2013 at which resolutions were adopted by the Compensation Committee approving the issuance of 100,000 shares of Stock pursuant to the Post Stock Option Agreement and the issuance of 8,333 shares of Stock pursuant to the Post RSU Agreement; and (vi) the action by unanimous written consent of the Compensation Committee, dated November 19, 2013, pursuant to which resolutions were adopted by the Compensation Committee approving the issuance of 75,000 shares of Stock pursuant to the Kocmond Stock Option Agreement and the issuance of 8,333 shares of Stock pursuant to the Kocmond RSU Agreement;

(14)	verification by the Company’s transfer agent as to the number of the Company’s issued and outstanding shares of capital stock as of April 30, 2014 and a report of outstanding options and warrants and any other rights to purchase shares of the Company’s capital stock that was prepared by the Company and dated April 30, 2014 (the “Stock Records”);

(15)	a Certificate of Good Standing issued by the Secretary of State of the State of California dated May 1, 2014, stating that the Company is qualified to do business in good standing under the laws of the State of California, and a letter from the California Franchise Tax Board, dated April 30, 2014, stating that the Company is in good standing with that agency (together, the “Certificates of Good Standing”); and

(16)	a Management Certificate addressed to us and dated of even date herewith and executed by the Company containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the shares of Stock have been, or will be, when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing federal laws of the United States of America and the laws of the State of California, as in effect on the date hereof.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of California, we have relied solely upon the Certificates of Good Standing and representations made to us by the Company. In connection with our opinion expressed in paragraph (2) below, we have assumed that, at or prior to the time of the delivery of any shares of Stock, the Registration Statement will have been declared effective under the Securities Act, that the registration effected by the Registration Statement will apply to all such shares of Stock and will not have been modified or rescinded nor subject to a stop-order and that there will not have occurred any change in law affecting the validity of the issuance of such shares of Stock.

Based upon the foregoing, we are of the following opinion:

(1) the Company is a corporation validly existing, in good standing, under the laws of the State of California; and

(2) (i) the 3,300,000 additional shares of Stock reserved for issuance by the Company pursuant to the EIP upon the exercise of stock options, the settlement of restricted stock units and stock appreciation rights, and the issuance of restricted stock awards, stock bonus awards and performance shares to be granted thereunder, (ii) the 500,000 shares of Stock reserved for issuance by the Company pursuant to the ESPP, (iii) the 100,000 shares of Stock reserved for issuance by the Company upon exercise of the Post Kocmond Option Agreement and the 8,333 shares of Stock reserved for issuance by the Company upon settlement of the Post RSU Agreement and (iv) the 75,000 shares of Stock reserved for issuance by the Company upon exercise of the Kocmond Option Agreement and the 8,333 shares of Stock reserved for issuance by the Company upon settlement of the Kocmond RSU Agreement, when issued, sold and delivered in accordance with the EIP and the purchase agreements thereunder, the ESPP and the purchase agreements thereunder, the Kocmond Option Agreement, the Kocmond RSU Agreement, the Post Option Agreement or the Post RSU Agreement, as applicable, and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions in connection with the filing of a registration statement of the type described herein.

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We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectuses constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with the issuance and sale of the Stock subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of the facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ Douglas N. Cogen
Douglas N. Cogen, a partner